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                       May 29, 2024

       Jonathan M. Collins
       Executive Vice President and Chief Financial Officer
       Clarivate Plc
       70 St. Mary Axe
       London EC3A 8BE
       United Kingdom

                                                        Re: Clarivate Plc
                                                            Form 10-K for the
fiscal year ended December 31, 2023
                                                            File No. 001-38911

       Dear Jonathan M. Collins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Technology
       cc:                                              Michael Easton